NETHERLAND, SEWELL
& ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2006, included in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2006, as well as in the notes to the financial statements included therein.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138704) of the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2006, which are incorporated by reference in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2006, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Frederic D. Sewell

Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 22, 2007